Exhibit 99.1

McKesson Announces First Phase of Changes to Corporate Governance

and Compensation Practices

Changes represent first in a series of modifications based on shareholder engagement

SAN FRANCISCO, Calif., January 21, 2014 – McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has implemented the first phase of a number of changes to the Company’s governance guidelines and compensation policies for fiscal 2014. The Board will continue to review McKesson’s corporate governance and compensation practices in response to shareholder input and evaluate additional changes that increasingly align the interests of the corporation and its investors.

“The views of our shareholders are extremely important to us and we continually evaluate the feedback we receive,” said Edward A. Mueller, Lead Independent Director. “As a result of our ongoing review of our governance and compensation practices, and feedback we received from our largest institutional investors, labor union funds, pension funds and our proxy advisors in connection with the Company’s 2013 annual meeting of shareholders, the Board of Directors is implementing the first of several changes to address shareholder concerns.”

Corporate Governance

The Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs. Each year, the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update as appropriate their written charters and guidelines to ensure the Company remains current with best practices. McKesson today announced the following changes to its Corporate Governance Guidelines and the composition of its standing committees.

The Board approved additional duties and powers of the Board’s Lead Independent Director to include a number of important new responsibilities and authorities. Among other responsibilities, the Lead Independent Director’s duties and powers now include the following:

•	Lead the Board’s annual evaluation of directors and the chief executive officer (“CEO”);

•	Lead the Board’s annual evaluation of the CEO succession process, carry out the responsibilities of the Lead Independent Director specified in the Company’s CEO Absence Event Management Process, and upon the occurrence of a temporary or permanent incapacity or disability or other similar temporary or permanent absence of the Chairman of the Board (the “Chairman”), assume the day-to-day duties and authorities of the Chairman on an interim basis;

•	Recommend to the Committee on Directors and Corporate Governance membership of various Board committees, as well as selection of committee chairs;

•	Retain, or recommend retention of, independent legal, accounting, consulting and other advisors; and

•	Assist in assuring compliance with, and implementation of, the Company’s Corporate Governance Guidelines.

The Board also adjusted the composition of the Board’s standing committees to bring new perspectives while preserving expertise that has guided the Company’s outstanding financial performance over the past decade. The new committee assignments are as follows:

Audit Committee	Committee on Directors and Corporate Governance
Marie L. Knowles, Chair	Wayne A. Budd, Chair
Andy D. Bryant	M. Christine Jacobs
Wayne A. Budd	Edward A. Mueller
Alton F. Irby III	Jane E. Shaw

Compensation Committee	Finance Committee
Jane E. Shaw, Chair	Andy D. Bryant, Chair
M. Christine Jacobs	Alton F. Irby III
David M. Lawrence, M.D.	Marie L. Knowles
Edward A. Mueller	David M. Lawrence, M.D.

Compensation

In connection with the non-binding 2013 compensation clawback shareholder proposal, the Board’s Compensation Committee and the Company’s management team undertook a detailed evaluation of the Company’s Compensation Recoupment Policy and engaged in constructive discussions with a number of the Company’s shareholders, including the proponents of the 2013 proposal. As a result, the Compensation Committee revised the Company’s Recoupment Policy, effective January 1, 2014, to fully implement the terms of the proposal.

The revised Recoupment Policy reflects two significant changes. First, the Compensation Committee removed the condition that the misconduct had to be intentional, or that the negative revision to a financial or operating measure had to be material, before the Compensation Committee could claw back incentive compensation. Second, the Recoupment Policy now requires the Company to publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the policy, unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

About McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com